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                                                                    EXHIBIT 99.1


NEWS RELEASE
                                                    For Immediate Release
                                                    Contact:  C. T. Sherman
                                                    614-416-7250
                                                    614-416-7251 (fax)

DATE:      September 28, 2000

COLUMBUS, OHIO....PH GROUP INC. (OTCBB: PHHH) announces it has signed a letter of intent to be acquired by Royal Precision, Inc. (Nasdaq: RIFL), a leading designer, manufacturer and distributor of high-quality golf club components. Royal Precision is headquartered in Scottsdale, Arizona and had sales of $29.9 million during its fiscal year ended May 31, 2000.

Royal Precision, Inc.'s high-quality innovative golf club shafts, include the Rifle(TM) shaft featuring the Company's "Frequency Coefficient Matching" technology, or "FCM", designed to provide consistent flex characteristics to all the clubs in a golfer's bag. Royal Precision, Inc. is also a designer and distributor of Royal Grip(R) golf club grips offering a wide variety of standard and custom models, all of which feature durability and a distinctive feel and appearance.

Under the terms of the transaction, PH Group shareholders would receive $1.00 worth of Royal Precision common stock for each share of PH Group common stock they owned. The exchange ratio will be the average closing price of Royal Precision's common stock for a period of twenty consecutive trading days, ending two days prior to the date of execution of a definitive agreement. As of June 30, 2000, PH Group had approximately 1.7 million shares of common stock outstanding. In connection with the execution of the letter of intent, PH Group granted Royal Precision an option to acquire 500,000 shares of PH Group common stock at an exercise price of $0.50 per share.

C. T. Sherman, President of PH Group, "We are excited about now having the capabilities to accomplish our growth oriented business plan with the help of Royal Precision. We believe our shareholders will benefit from the execution of that plan and by being part of a larger public company. We believe Royal Precision's growth plans and ours should produce an exciting future for the combined companies."

President and chief operating officer of Royal Precision, Thomas A. Schneider, commented, "We are excited about the opportunity that this transaction presents for our company. Completion of this transaction is part of our strategic business plan to provide Royal Precision with a second platform to grow our business and increase shareholder value. Following the closing of this transaction, we look forward to working with the PH Group management team to successfully combine our companies."

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PH Group Inc. designs and manufactures a wide range of hydraulic presses for metal forming applications, primarily in the automotive, aircraft and appliance industries. The Company's product lines for hydraulic presses range from one to 5,000 tons and are marketed under the names PH Hydraulics and St. Lawrence Press. The U. S. market for hydraulic presses is estimated to be in excess of $150 million per year. The Company's injection molding machine product line is designed for the automotive, electrical, medical and consumer products industries. The injection molding machines range from 15 to 450 tons and are marketed under the name of Trueblood V2. The U. S. market for injection molding machines is estimated to be in excess of $200 million per year.

The proposed acquisition is subject to a number of conditions including the execution and delivery of definitive agreements acceptable to both parties, approval of the board of PH Group and Royal Precision, and the approval of shareholders.

This press release includes statement which may constitute forward-looking statements made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These statements, which usually contain the words "believe", "expect", "anticipate", or "will", are subject to risks and uncertainties that could cause actual results to differ materially from the forward looking statements. Factors which could cause or contribute to such differences could include changes in customer needs, changes in warranty experiences and other factors detailed in the Company's Securities and Exchange Commission filings.

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